SENIOR EXECUTIVE EMPLOYMENT AGREEMENT

THIS SENIOR EXECUTIVE EMPLOYMENT AGREEMENT, dated July 30, 2004 is by and between TYSON FOODS, INC., a corporation organized under the laws of Delaware (the "Company"), and Donald J. Tyson ("Employee").

WITNESSETH:

WHEREAS, following Employee's retirement from full time employment with the Company on October 19, 2001, the Company and Employee entered into a Senior Executive Employment Agreement dated as of such date (the "Original Agreement") pursuant to which Employee agreed to furnish advisory services to the Company upon the terms, provisions and conditions therein provided;

WHEREAS, since October 2001, Employee has provided substantial, unique and continuing assistance to the Company; and

WHEREAS, the Employee wishes to continue to furnish advisory services to the Company and the Company wishes to continue to receive such services, upon the modified terms, provisions and conditions herein provided;

NOW, THEREFORE, in consideration of the foregoing and of the agreements hereinafter contained, the parties hereby agree as follows:

1.         The Original Agreement is hereby terminated as of the date hereof.  The term of this Agreement (the "Term") shall begin the date hereof and end October 19, 2011.

2.         During the Term, Employee will, upon reasonable request, provide advisory services to the Company as follows:

(a)        Services hereunder shall be provided as an employee of the Company;

(b)        Employee may be required to devote up to twenty (20) hours per month to the Company;

(c)        Employee may perform advisory services hereunder at any location but may be required to be at the offices of the Company upon reasonable notice; and

(d)        Employee shall not be obligated to render services under this Agreement during any period when he is disabled due to illness or injury.

3.         Beginning the date hereof, the Company shall (i) pay Employee each year the sum of $1,200,000 per year, such sum to be payable as the parties may from time to time agree; (ii) provide Employee with health insurance during the Term as generally made available to Employee at the date of this Agreement; and (iii) except as specifically set forth in Section 4 of this Agreement, permit Employee to participate in any benefit plan or arrangement generally made available to employees of the Company, including reimbursement of expenses incurred in connection with the business of the Company or in the performance of Employee's obligations under this Agreement.  In the event of Employee's death, the benefits described in clause (i) above shall continue to be paid to the surviving of Employee's three children, John Tyson, Cheryl Tyson and Carla Tyson, for the duration of the Term.  In the event of death of Employee and the above named children, all benefits under this Agreement shall cease.

4.         Employee shall receive the following non-cash compensation, as well as his estimated income tax liability with respect thereto:

(a)       Personal use of the Company-owned aircraft for up to one hundred fifty (150) hours per year; provided, however, that Employee's personal use of the Company-owned aircraft shall be approved by the Company's chief executive officer, chief operating officer or chief administrative officer and  shall not interfere with Company use of the Company-owned aircraft.  As part of such personal use, Employee may designate such number of additional passengers on such Company-owned aircraft as seating permits, and Employee need not be one of the passengers;

(b)       Use of an office at the Company's corporate headquarters in Springdale, Arkansas and provision of secretarial, administrative and bookkeeping services;

(c)       Payment of reimbursement for costs incurred by Employee relating to tax and estate planning advice or services from an entity recommended by the Company;

(d)       Personal cellular phones, home phone and internet lines and the use of, and the payment of all reasonable expenses associated therewith;

(e)       Reasonable personal use of the Company skyboxes and lake houses, provided, however; that the personal use of these assets shall not interfere with their business use; and reasonable use of Lea Lane House and the property and boat in Cabo San Lucas, Mexico, until they are sold; provided, however, that Employee shall reimburse the Company at previously established daily per diem rates for the use of the real properties and boat; and

(f)        Up to 1,500 hours per year of security services to be designated by Employee, to be valued at $40 per hour.

(g)       The Company will reimburse and gross-up Employee for any and all tax liability (including interest and penalties) imposed upon Employee in connection with the provision of the services and benefits set forth in clause (a), (b),(c),(d),(e) and (f) of this Section 4 in an amount sufficient so that the services and benefits will be provided hereunder without reduction for taxes.

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5.        While this Agreement is in effect and thereafter, the Employee shall not divulge to anyone, except in the regular course of the Company's business, any confidential proprietary information regarding the Company's records, plans or any other aspects of the Company's business which it considers confidential or proprietary.

6.         This Agreement shall terminate in the event Employee accepts employment from anyone deemed by the Company to be a competitor.

7.         The right of the Employee or any other beneficiary under this Agreement to receive payments may not be assigned, pledged or encumbered, except by will or by the laws of descent and distribution, without the permission of the Company which it may withhold in its sole and absolute discretion.

8.        This Agreement represents the complete agreement between Company and Employee concerning the subject matter hereof and, with the exception of  (i)  that certain Split Dollar Life Insurance Agreement dated as of December 5, 1986 by and between Employee , the Company and Harry C. Erwin, trustee of the Donald John Tyson Life Insurance Trust #1, (ii) that certain Split Dollar Agreement dated as of December 5, 1986 by and between Employee, the Company and Harry C. Erwin, trustee of the Donald John Tyson Life Insurance Trust #2, and (iii) that certain Split Dollar Agreement dated as of December 5, 1986 by and between Employee, the Company and Harry C. Erwin, trustee of the Donald John Tyson Life Insurance Trust #3, supersedes all prior employment or benefit agreements or understandings, written or oral.  No attempted modification or waiver of any of the provisions hereof shall be binding on either party unless in writing and signed by both Employee and Company.

9.         It is the intention of the parties hereto that all questions with respect to the construction and performance of this Agreement shall be determined in accordance with the laws of the State of Arkansas.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written above.

TYSON FOODS, INC.

By:    /s/ John Tyson
                                                                                    Title: Chairman and Chief Executive Officer

         /s/ Donald J. Tyson
                    Donald J. Tyson